Exhibit 99.1

LLEX:NYSE American

LILIS ENERGY ANNOUNCES CRUDE OIL GATHERING AGREEMENT WITH SALT CREEK MIDSTREAM, AN ARM ENERGY HOLDINGS’ AFFILIATE

SAN ANTONIO, TEXAS – May 23, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of west Texas and southeastern New Mexico, today announced that the Company has entered into a crude oil gathering agreement with Salt Creek Midstream, LLC, an ARM Energy Holdings’ affiliate. The agreement supports Lilis’ continuing strategic efforts to secure long-term infrastructure solutions including the efficient and cost- effective movement and price maximization of its oil production out of the Delaware Basin. Construction of the project is expected to commence immediately with service to begin in 2019.

Salt Creek is building a new regional pipeline system and will provide gathering and transportation service for Lilis’ oil production in Texas and New Mexico to the terminal in Winkler County, Texas. The Winkler terminal will allow Lilis to directly access long-haul downstream pipelines that are connected to Midland, Texas, and the Gulf Coast region. The project is supported by a dedicated Area of Mutual Interest, which covers all of Lilis’ current acreage in Lea County, New Mexico, and Winkler and Loving Counties in Texas. Lilis will provide its acreage dedication with no volume or CAPEX commitments and Salt Creek will provide all capital for the oil gathering system.

In addition to the crude oil gathering agreement, Lilis and Salt Creek have also entered into an agreement whereby Lilis received cash consideration in exchange for granting Salt Creek options to provide certain natural gas midstream services for Lilis’s gas produced within an Area of Mutual Interest.

Salt Creek’s system will be constructed, managed and operated by ARM Midstream Management, LLC, an affiliate of ARM Energy. Salt Creek, a joint venture of ARM Energy Holdings LLC and funds managed by Ares Management, L.P., is a full-service midstream provider. Salt Creek also has a strategic partnership in the EPIC Pipeline, in addition to access to multiple transportation options for Lilis to provide access to Midland, Cushing and Gulf Coast markets.

Lilis Energy’s Chairman and CEO, Ronald D. Ormand, commented: “This agreement brings numerous benefits to Lilis, and resolves for the Company many of the issues that producers in the Delaware Basin are facing. We are pleased to partner with Salt Creek, which brings operational expertise, strong capital commitments, geographic presence, and access to multiple long-haul transportation systems. This strategic agreement will substantially enhance and improve our long-term operational flexibility with multiple long-term infrastracture and takeaway solutions. Notably this project will be built at no cost to Lilis; has no volume commitments, and will significantly lower our gathering costs and transportation costs in the future. In the interim, we have firm trucking agreements in place for oil and don’t anticipate any interruptions in takeway for our rapidly growing production base. As we continue to grow our production and acreage positions, this project will ensure the efficient deliverability of our production, and maximize strong price realizations. Lilis is now very well positioned for the future with infrastructure systems in place through long-term gas and crude gathering agreements.”

ARM Energy’s CEO, Zach Lee, said, “We are pleased to join one of the Delaware Basin’s most exciting producers, Lilis Energy, in announcing this project. We believe Salt Creek is well-positioned to provide market optionality leading to netback advantages for our customer base, and we continue to expand our world-class asset base. In addition to Salt Creek’s and ARM Energy’s extensive relationships in the Delaware Basin, our team has a deep understanding of the fundamentals driving upstream and midstream economics, and their impact on the Gulf Coast downstream markets. We look forward to assisting Lilis with its strong and growing base in the Permian’s Delaware Basin.”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Upon closing of the announced acquisition, the Company’s total net acreage in the Permian Basin is approximately 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and to pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

About Salt Creek Midstream, LLC

Formed in 2017, Houston-headquartered Salt Creek Midstream, LLC is a joint venture of ARM Energy Holdings LLC and funds managed by Ares Management, L.P. Salt Creek is a full service midstream provider, offering gas and crude gathering, compression, cryogenic processing and treating services. The greenfield development project spans nearly 300,000 acres across Culberson, Reeves, Ward, Winkler, Lea, Pecos, and Eddy Counties within the Delaware Basin. Salt Creek has a strategic arrangement in the EPIC Pipeline and access to multiple downstream options. .

About ARM Energy Holdings, LLC

Headquartered in Houston, with offices in Calgary, Denver, Midland, and Pittsburgh, ARM Energy is a premier producer services firm, active in every sector of the energy value chain across all major North American oil and gas basins. Its integrated, diversified portfolio includes Asset Risk Management, LLC, providing risk management and hedging strategies for producers; ARM Energy Management LLC, providing physical oil and gas marketing, transportation and asset management services and trading; and ARM Midstream, LLC, providing midstream investment, infrastructure development and operations. www.armenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule and the timely completion of construction and hook-up of our new midstream provider’s midstream system to provide additional takeaway capacity.

Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31